Exhibit 10.1

Amended Executive Incentive Plan

As Adopted by the Plug Power Inc. Board of Directors July 31, 2008

I. Guiding Principles

Plug Power's total rewards programs are designed to be flexible and effective to help the organization attract, develop, motivate and retain a high-talent workforce which will achieve Plug Power's strategic objectives as they evolve in our developing business models. The annual Executive Incentive Plan is part of Plug Power's Total Rewards program.

The Executive Incentive Plan is designed to align executives towards identifying and achieving common objectives that drive the organization forward. The Incentive Plan should be based on measurable objectives which are clearly linked to Plug Power's success.

II.

Eligibility

This Plan offers an incentive to all eligible executives that ties both organizational objectives and individual performance achievement. Eligible executives must be employed a minimum of four months. Bonuses will be prorated. Plan participants must be employed on the date bonus checks are issued. Eligible executives are defined as such executive officers as are determined from time to time by the Compensation Committee.

III.	Plan Requirements

	a.	An Executive Incentive Plan budget shall be prepared annually by Human Resources and submitted to the Compensation Committee for review and approval. The Plan budget shall be based on 100% achievement of Corporate Objectives and 100% achievement of Individual Objectives for all Eligible executives. Such Corporation and Individual Objectives shall be approved by the Compensation Committee

	b.	Recommended bonus calculations are to be completed by Human Resources. They will be determined by both Corporate Objective and Individual Objective achievement measures reviewed and approved by the Compensation Committee.

	c.	The Plan formulas represent bonus recommendations, and the actual bonus awarded must have the final approval of the Compensation Committee.

	d.	Generally, bonuses are paid prior to March 15 th of the year following the incentive Plan year.

	e.	Bonuses are subject to taxes and are not considered part of base salary for the calculation of future raises.

	f.	Plug Power retains the right to amend this Plan at any time including but not limited to amendments that address compensation related to extraordinary performance.

IV. Plan Design

The available incentive is based on the achievement of both corporate and individual objectives. Weighting will be assigned to each corporate and individual objective depending on the executive's position within the organization. Generally, the executive is eligible to earn an incentive of 10% (Threshold), 20% (Target), or 30% (Stretch) of his/her base salary. Weighting will be assigned to each executive for the attainment of corporate and individual objectives met.